Exhibit a.14

THE MANAGERS FUNDS

AMENDMENT NO. 11 [sic] TO THE DECLARATION OF TRUST

The undersigned, constituting a majority of the Trustees of The Managers Funds (the “Trust”), a Massachusetts business trust with transferable shares of beneficial interest, do hereby certify that, pursuant to the authority conferred upon the Trustees of the Trust by Sections 2.1, 2.9, 5.11 and 8.3 of the Declaration of Trust dated November 23, 1987, as amended to date, and by resolution adopted by the affirmative vote of a majority of the Trustees at a Meeting of the Trustees held on May 20, 2006 attached as Exhibit A hereto, the names of the following series is changed as follows:

Previous Name	New Name
Managers Capital Appreciation Fund	Managers AMG Essex Large Cap Growth Fund

IN WITNESS WHEREOF, the undersigned have set their hands this 20th day of May, 2006.

/s/ Jack W. Aber	/s/ William E. Chapman, II
Jack W. Aber, Trustee	William E. Chapman, II, Trustee

/s/ Edward J. Kaier	/s/ Steven J. Paggioli
Edward J. Kaier, Trustee	Steven J. Paggioli, Trustee

/s/ Eric Rakowski	/s/ Thomas R. Schneeweis
Eric Rakowski, Trustee	Thomas R. Schneeweis, Trustee

/s/ Peter M. Lebovitz	/s/ William J. Nutt
Peter M. Lebovitz, Trustee	William J. Nutt, Trustee

THE MANAGERS FUNDS

RESOLUTION OF THE BOARD OF TRUSTEES

AT A MEETING HELD ON MAY 20, 2006

RESOLVED:	That, effective upon the filing of an amendment to the Declaration of Trust of The Managers Funds with the Secretary of the Commonwealth of Massachusetts, the name of the Managers Capital Appreciation Fund be changed to Managers AMG Essex Large Cap Growth Fund.